Exhibit 2

Patriot  Motorcycle  Corp.  Announces  New  Marketing  Director

    RIVERSIDE, Calif., March 13 /PRNewswire-FirstCall/ -- Michael Shannon CEO of Patriot Motorcycle Corp. (OTC: PMCY) issued the following welcome, "We are pleased to announce that Mark Green has accepted the position of senior Vice President of Sales and Marketing for Patriot." Mark brings a tremendous amount of experience in sales, marketing and promotion in the motor sports and entertainment industry. After attending Cal State Fullerton, Mark spent the last twenty years in the motor sport industry. The first part spent in the retail sector. Mark was among the top three motorcycle financial managers at Conseco Financial Corp. He built Biker's Dream Motorcycles into a national chain of eight stores from its original store in only two years.

    Mark held the position of Manager of Marketing, sales and dealer development for Titan Motorcycle Corp. where he took Titan to become the highest position in the up scale custom motorcycle industry. Mark's success utilized his expert marketing skills and tremendous industry contacts to establish the brand. Mark and his strategic marketing partners accomplishments include:

     1. Introducing the only motorcycle to ever appear on the cover of Playboy Magazine (August 1997).
     2. The only motorcycle to become the official motorcycle of the Indianapolis 500 (May 2000).
     3.  The  first  official  motorcycle  of  the  legendary rock group "KISS."
     4.  The  only  motorcycle  marketed  with  Fender  Guitar.
     5. The first official motorcycle of the World Wrestling Federation (WWF) (1998-2000).
     6.  Placed  a  motorcycle  in  the  first  X-Men  movie.

    After a successful career at Titan, Mark helped found, "Steel Dreams Productions," where he was instrumental in the success of the first syndicated celebrity driven power sports program on U.S. TV.

    "We welcome Mark and look forward to utilizing his vast experience and influential industry contacts," Michael Shannon CEO further commented.

    For  more  information  contact  Nunzio  Valerie  at  (585)  802  8473

SOURCE  Patriot  Motorcycle  Corp.
    -0-                             03/13/2003
    /CONTACT:  Nunzio  Valerie  of  Patriot  Motorcycle  Corp., +1-585-802 8473/
    (PMCY)

CO:  Patriot  Motorcycle  Corp.
ST:  California
IN:  AUT  OTC
SU:  PER